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                                                                   Exhibit 10.27

                               FIRST AMENDMENT TO

                              INVESTMENT AGREEMENT
                              --------------------


          This First Amendment, dated as of September 11, 2000 (this "First Amendment"), to the Investment Agreement, dated as of June 9, 2000 (the "Investment Agreement"), is made by and between TiVo Inc., a Delaware corporation (the "Company"), and America Online, Inc., a Delaware corporation (the "Purchaser"). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Investment Agreement.


                             W I T N E S S E T H :
                             - - - - - - - - - -


          WHEREAS, Section 7.8 of the Investment Agreement provides for the amendment of the Investment Agreement upon the written consent of the Company and the Purchaser;

          WHEREAS, Section 1.4 of the Investment Agreement provides for a certain portion of the Escrowed Funds to be designated as Earmarked Funds to be used exclusively in accordance with Section 8.2 of the Product Integration and Marketing Agreement (the "Commercial Agreement");

          WHEREAS, Purchaser and the Company are entering into an AOL Advertising Insertion Order, dated as of the date hereof (the "Carriage Order"), pursuant to which the Company has agreed to certain advertising commitments;

          WHEREAS, in connection with the Carriage Order, the Company and the Purchaser desire to amend certain provisions of the Investment Agreement;


          NOW THEREFORE, the parties hereto agree as follows:

          1.  Amendment to Section 1.4(a).  Section 1.4(a) of the Investment
              ---------------------------
Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

          "(a) The Company and the Purchaser agree that (i) sixty percent (60%) of the proceeds received by the Company in the Share Purchase and forty percent (40%) of the proceeds received by the Company upon the exercise of any of the Warrants (the "Discretionary Funds") shall be retained by the Company without any restriction on the use thereof, except that the first three million, five hundred thousand dollars ($3,500,000) of the Discretionary Funds shall be used in accordance with the Carriage Order, and (ii) an amount in cash equal to forty percent (40%) of any proceeds received by the Company
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     in the Share Purchase and sixty percent (60%) of the proceeds received by the Company upon the exercise of any of the Warrants shall be deposited into an interest-bearing escrow account (the "Escrow Account") with an escrow agent to be selected by mutual agreement of the Company and the Purchaser pursuant to an escrow agreement in the form of Exhibit F hereto, with such changes and additions as shall be requested by the escrow agent and are reasonably acceptable to the Company and the Purchaser (the "Escrow Agreement"), except that the first eight million, five hundred thousand dollars ($8,500,000) of the proceeds received by the Company that are not Discretionary Funds shall not be deposited into the Escrow Account and shall be used in accordance with the Carriage Order (together with the three million, five hundred thousand dollars ($3,500,000) of Discretionary Funds also to be so used, the "Carriage Funds"). Such proceeds shall be allocated in such manner until such time as the aggregate amount of Discretionary Funds equals one hundred million dollars ($100,000,000), after which time an amount in cash equal to all such proceeds shall be deposited into the Escrow Account (except for Carriage Funds as set forth in clause (ii) of the immediately preceding sentence) until such time as all such deposited funds (but excluding any interest earned on such funds) equal ninety-one million, five hundred thousand dollars ($91,500,000), after which time all further proceeds shall be retained by the Company. All amounts deposited into the Escrow Account, together with all interest earned on amounts in the Escrow Account (all such funds and interest, the "Escrowed Funds"), shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto, and shall be held and distributed in accordance with the terms, at the times and to the parties in accordance with the terms hereof and the Escrow Agreement.

          Upon release to the Company in accordance with this Section 1.4 and the terms of the Escrow Agreement, ninety-one million, five hundred thousand dollars ($91,500,000) of the Escrowed Funds (or such lesser amount as shall have been deposited in the Escrow Account pursuant to this Section 1.4(a)) shall be designated as "Earmarked Funds" and used exclusively in accordance with Section 8.2 of the Commercial Agreement and any additional Escrowed Funds shall be released to the Company and may be used by the Company for any purpose whatsoever. At any time that this Agreement provides for the Escrowed Funds to be released from the Escrow Account, both parties agree to take any action required under the Escrow Agreement to cause the release of the Escrowed Funds. If, upon the release of the Escrowed Funds to the Company in accordance with the terms of the Escrow Agreement, the amount of Escrowed Funds (excluding any interest earned while in the Escrow Account) is less than ninety-one million, five hundred thousand dollars ($91,500,000) at such time, then 60% of the proceeds from the exercise of any of the Warrants (up to the difference between ninety-one million, five hundred thousand dollars ($91,500,000)) and such amount of Escrowed Funds) shall also be designated as "Earmarked Funds" and used exclusively in accordance with Section 8.2 of the Commercial Agreement."

          2.  Amendment to Section 1.4(b).  Section 1.4(b) of the Investment
              ---------------------------
Agreement is hereby amended by deleting such section in its entirety and substituting therefore the following:

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          "(b)  If (i) (x) the bona fide commercial release and deployment ("Set
     Top Box Launch") of the Integrated Product (as defined in the Commercial Agreement) has not occurred by December 31, 2001, or such later date as may be mutually agreed by the Company and the Purchaser pursuant to Section 3.6 of the Commercial Agreement or otherwise (the "Planned Launch Date"), and
     (y) the Purchaser has not committed a Material Breach (as defined in the Commercial Agreement) of the Commercial Agreement that has not been cured or waived at such time, or (ii) the Company breaches its obligations pursuant to Section 6.9, Section 6.10 or Section 6.13 of this Agreement (collectively, the "Financial Covenants"), then the Purchaser shall have the option (the "Put Option"), exercisable for a period of ninety (90)
     days, subject to the further provisions set forth herein, to require the Company, exercisable by written notice to such effect to the Company, to repurchase that number of Preferred Shares having an initial liquidation value equal to the amount of proceeds deposited by the Company into the Escrow Account (the "Put Amount") and, if all the Preferred Shares have an aggregate initial liquidation value of less than the Put Amount (or if no shares of Preferred Stock are issued pursuant to the terms of this Agreement), then the Purchaser may also require the Company to repurchase a number of shares of Common Stock having a value (calculated as the product of the number of shares of Common Stock and the Common Stock Price) equal to the difference between the aggregate initial liquidation value of the Preferred Shares, if any, and the Put Amount. The aggregate purchase price for the repurchase of Shares pursuant to this Section 1.4(b) shall be deemed paid by the release to the Purchaser of all the Escrowed Funds (including all interest included therein); provided that amount of the
                                                --------
     interest earned on funds deposited into the Escrow Account to be released to the Purchaser shall be reduced by the amount of dividends actually paid in cash or Common Stock to the Purchaser on the Preferred Shares, subject to a maximum equal to the amount of all such interest. Notwithstanding the foregoing, in the event that the Set Top Box Launch occurs after the Planned Launch Date, but prior to the exercise of the Put Option, the Put Option shall immediately expire and be of no further force or effect.

          In the event that the Put Option is exercised in accordance with the terms of this Section 1.4(b), the closing of such repurchase shall occur as soon as practicable following delivery of the Purchaser's notice of exercise, subject to the receipt of necessary governmental approvals. The Company agrees to use its best efforts to obtain all such governmental approvals and take all such other actions as shall be required to consummate such repurchase. At such closing, the Purchaser shall deliver to the Company certificates representing the Shares to be repurchased and the Company shall deliver to the Purchaser and the escrow agent under the Escrow Agreement any notice of release or other instrument reasonably requested by either of them to effectuate the release of the Escrowed Funds (including all interest earned thereon, subject to the proviso in the second sentence of this section) in accordance with the terms of the Escrow Agreement and this Section 1.4(b). It is agreed that, in the event the Purchaser is entitled to exercise the Put Option pursuant to clause (ii) of the first sentence of this Section 1.4(b), such exercise shall be in addition to and without limiting any other remedy or right, whether at law or equity, that the Purchaser may have as a result of the breach of a Financial Covenant.

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          3.  Amendment to Sections 1.4(c) and 1.4(d).  Sections 1.4(c) and
              ---------------------------------------
1.4(d) of the Investment Agreement are hereby amended by deleting Section 1.4(c) in its entirety, renumbering Section 1.4(d) as Section 1.4(c) and amending the new Section 1.4(c) to replace all references to "one hundred million dollars ($100,000,000)" to "ninety-one million, five hundred thousand dollars ($91,500,000)."

          4.  Amendment to Section 5.1(k).  Section 5.1(k) of the Investment
              ---------------------------
Agreement is hereby amended by replacing the clause in the first sentence thereof which reads "Cooley Godward LLP," with "Latham & Watkins,".

          5.  Amendments to Section 6.  Section 6 of the Investment Agreement is
              -----------------------
hereby amended by adding the following new sections immediately after Section
6.8:

          "6.9  Limitations on Indebtedness.

                (a) Subject to Section 6.11, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of the Purchaser, Incur any Indebtedness (each as defined below) that shall mature or for which payments of principal shall otherwise become due, including, without limitation, upon the acceleration of any Indebtedness, on or prior to January 1, 2003, except for (x) Indebtedness up to an aggregate maximum amount of twenty-five million dollars ($25,000,000) to be used to fund the ongoing operations of the Company, and (y) Leasing Obligations (as defined below) up to an aggregate maximum amount of one hundred fifty million dollars ($150,000,000), each as calculated in accordance with generally accepted accounting principles in the United States of America ("GAAP").

                (b)  For the purposes hereof:

                     (i) "Incur" means to issue, create, assume, guarantee, incur or otherwise become liable for;

                     (ii) "Indebtedness", means any indebtedness of a person, whether or not contingent, including, without duplication, (1) all obligations in respect of borrowed money, (2) all obligations evidenced by bonds, notes, debentures or similar instruments, (3) letters of credit, bankers' acceptances or other similar instruments (or reimbursement agreements in respect thereof), (4) all obligations representing the balance of deferred and unpaid purchase price of property (including pursuant to capital leases) or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such person, (5) all indebtedness of others secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind on any asset of such person (whether or not such indebtedness is assumed by such person), (6) all obligations of such person with respect to the redemption, repayment or other repurchase of any capital stock of such person or any warrants, rights or options to acquire such

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          capital stock, (7) the indebtedness of any other person to the extent
          Guaranteed by such person, (8) to the extent not otherwise included in this definition, net obligations of such person under any swap agreement (as such term is defined in the Section 101 of the United States Bankruptcy Code, as amended) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates or commodity prices, and (9) any principal, interest, premiums, penalties, overadvances, breakage costs, fees, expenses and indemnities due thereunder, to the extent paid in respect of those items listed in clauses (1) through (8) of this Section 6.9(b)(ii); provided, however, that "Indebtedness" shall
                                   --------  -------
          not include trade payables and accrued expenses, in each case arising in the ordinary course of business;

                    (iii) "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person; and

                    (iv) "Leasing Obligations" means all obligations representing the balance of deferred and unpaid purchase price of set top boxes (including pursuant to capital leases and other financing devices) that in accordance with GAAP would be shown on the liability side of the balance sheet of the Company or the balance of rent due under operating leases of set top boxes, assumed in order to support the Company's relationships or agreements with cable companies for distribution by cable companies of the Company's interactive television service in exchange for a portion of the cable company's subscription revenues and/or other consideration.

          6.10  Minimum Capital Requirements.   Subject to Section 6.11, the
     Company will, at the end of each fiscal quarter commencing after August 31, 2000, maintain a positive Net Cash position in excess of twenty-five million dollars ($25,000,000). "Net Cash" means (x) consolidated current assets (excluding deferred tax assets and the Escrowed Funds), minus (y) consolidated current liabilities (however arising), but excluding any (i) deferred revenue, (ii) other non-cash liabilities, as set forth on Schedule
     6.10 attached hereto, which Schedule 6.10 may be amended from time to time by the Company with Purchaser's consent (such consent not to be unreasonably withheld), which the Company reasonably believes are not likely to become cash liabilities on or before the termination of the Financial Covenants as set forth in Section 6.11 of this Agreement, and
     (iii) Leasing Obligations, each as determined in accordance with GAAP. In addition, the Company agrees to advise the Purchaser of the Company's Net Cash position, calculated as set forth above, on an informational basis at the end of each calendar month, beginning August 31, 2000. On or before the twentieth (20/th/) day following each calendar month, the Company shall deliver to Purchaser a certificate, duly signed by the Chief Financial Officer of the Company, providing the Purchaser with the following information for the preceding calendar month: (i) its Net Cash position and (ii) the Company's consolidated current assets and consolidated current liabilities (and

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     any exclusions therefrom) in a format consistent with the Company's public filings, in each case as of the end of such preceding calendar month.

          6.11 Termination of Financial Covenants. The Financial Covenants shall terminate and be of no further force or effect on and from the earlier of (i) the date of the Set Top Box Launch, so long as such Set Top Box Launch occurs before the Planned Launch Date, (ii) the expiration of the Put Option in accordance with the provisions of Section 1.4(b), or
     (iii) the day following the first anniversary of the Planned Launch Date.

          6.12 Reporting and Audit Rights. From and after the Closing until the termination of the Financial Covenants, (i) the Purchaser shall have the right, upon reasonable notice and during regular business hours, to audit the books and records of the Company as may be necessary in order to determine if the Company is in compliance with the Financial Covenants, and
     (ii) the Company shall promptly notify the Purchaser of any breach of a Financial Covenant.

          6.13 Contractual Restrictions. Subject to Section 6.11, the Company hereby agrees that it will not enter into any contract with any Person that prohibits, restricts, delays in any manner or otherwise adversely affects the release of the Escrowed Funds to the Purchaser in accordance with the terms of the Escrow Agreement and of this Agreement."

          4.  Counterparts.  This First Amendment may be executed simultaneously
              ------------
or in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

          5.  Effective Date.  This First Amendment shall become effective as of
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the day and year first above written.

          6.  Construction and Governing Law. This First Amendment shall be
              ------------------------------
construed together with, and as a part of, the Investment Agreement and shall be governed in all respects by the laws of the State of New York as such laws are applied to agreements to be performed entirely in such state.


                                      ***

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

          IN WITNESS WHEREOF, the undersigned have executed this First Amendment dated as of the date first written above.



                         TIVO INC.


                         By:    /s/ David H. Courtney
                             ---------------------------------
                         Name:  David H. Courtney
                         Title: Senior Vice President,
                                Finance & Administration


                         AMERICA ONLINE, INC.


                         By:    /s/ David M. Colburn
                             ---------------------------------
                         Name:  David M. Colburn
                         Title: President, Business Affairs


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